Exhibit 11

             SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON SHARE
            (Dollars in millions, except per share figures)


                                                      Three Months Ended
                                                          March 31,
                                                        1995       1994

Net Income Applicable to Common Shares. . . . . .      $ 278.6   $ 253.2


Earnings per Common Share, As Reported:

Average Number of Common Shares
Outstanding (in thousands). . . . . . . . . . .        186,019   193,489

Earnings per Common Share. . . . . . . . . . . .       $  1.50   $  1.31

Earnings per Common Share, Assuming
Full Dilution: (a)

Average Number of Common Shares
 Outstanding (in thousands) . . . . . . . . . .        186,019   193,489

Shares Contingently Issuable for
 Stock Incentive Plans (in thousands) . . . . .          2,293     2,170

Average Number of Common Shares and
 Common Share Equivalents Outstanding
   (in thousands) . . . . . . . . . . . . . . . .      188,312   195,659


Earnings per Common Share, Assuming
 Full Dilution. . . . . . . . . . . . . . . . .        $  1.48   $  1.29

(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.
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